Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Krystal Biotech, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share	457(o)	1,004,367(2)	$65.18(3)	$65,464,641.10	0.0000927	$6,068.58

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$65,464,641.10		$6,068.58

	Total Fees Previously Paid

	Total Fee Offsets

	Net Fee Due							$6,068.58

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock that become issuable under Krystal Biotech, Inc. (the “Registrant”)’s 2017 IPO Stock Incentive Plan (the “Plan”), by reason of certain corporate transactions or events, including any share dividend, share split, recapitalization or certain other transactions that result in an increase in the number of the outstanding shares of the common stock.

(2)

Represents shares of common stock that were added to the shares reserved for future issuance under the Plan pursuant to the “evergreen” provision of the Plan, which was originally approved by the Registrant’s stockholders on September 5, 2017.

(3)

Estimated in accordance with Rules 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share and proposed maximum aggregate offering price are based on the average of the high and low sale prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on February 14, 2022.